INVESTMENT ADVISORY AGREEMENT

dated February 21, 2017

between Two Roads Shared Trust and Redwood Investment Management, LLC

EXHIBIT A

As amended: October 31, 2017

Fund	Investment Advisory Fee	Effective Date
Redwood AlphaFactor Core Equity Fund	0.50%	February 22, 2017
Redwood AlphaFactor Tactical Core Fund	0.90%	February 22, 2017
Redwood Managed Municipal Income Fund	0.70%	February 22, 2017
Redwood Activist Leaders™ Fund	0.60%	November 1, 2017
Redwood AlphaFactor™ Tactical International Fund	0.90%	November 1, 2017
Redwood Systematic Macro Trend (“SMarT”) Fund	1.00%	November 1, 2017

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By: /s/ Jim Colantino

Name: Jim Colantino

Title: President

REDWOOD INVESTMENT MANAGEMENT, LLC

By: /s/ Michael Messinger

Name: Michael Messinger

Title: Principal